Exhibit 10.4

UNITED COMMUNITY BANKS, INC.
2022 OMNIBUS EQUITY PLAN
RESTRICTED STOCK UNIT AWARD AGREEMENT
(Key Employee)

Grantee:

Number of RSUs:	RSUs

Date of Grant:

Vesting Schedule:	Vesting Date Vest Quantity

THIS AGREEMENT (the “Agreement”) is entered into as of the ____ day of ______, _________, by and between UNITED COMMUNITY BANKS, INC., a Georgia corporation (the “Company”), and the individual designated above (the “Grantee”).
WHEREAS, the Company maintains the United Community Banks, Inc. 2022 Omnibus Equity Plan (the “Plan”), and the Grantee has been selected by the Committee to receive a Restricted Stock Unit Award under the Plan, vesting based upon the passage of time as specified above.
NOW, THEREFORE, IT IS AGREED, by and between the Company and the Grantee, as follows:
1.Award of Restricted Stock Units
1.aGrant. The Company hereby grants to the Grantee an award of Restricted Stock Units (“RSUs”) in the amount set forth above, subject to, and in accordance with, the restrictions, terms, and conditions set forth in this Agreement and the Plan. The grant date of this award of RSUs is set forth above (the “Date of Grant”).
1.bConstruction. This Agreement shall be construed in accordance and consistent with, and subject to, the provisions of the Plan (the provisions of which are incorporated herein by reference), and, except as otherwise expressly set forth herein, the capitalized terms used in this Agreement shall have the same definitions as set forth in the Plan.
1.cExecution of the Agreement. This Award is conditioned on the Grantee’s execution of this Agreement. By executing this Agreement, the Grantee agrees to the terms set forth in this Agreement (and the provisions of the Plan incorporated herein). If this Agreement is not executed by the Grantee and returned to the Company within thirty (30) days of the Date of Grant, it may be canceled by the Committee, resulting in the immediate forfeiture of all RSUs granted hereunder.
2.Vesting and Settlement; Termination of Employment
1.aVesting. Subject to this Section 2 and Section 7, if the Grantee remains employed by the Company through the Vesting Date set forth above (the “Vesting Date”), the RSUs shall vest in accordance with the vesting schedule set forth above. Except as otherwise provided herein, as soon as practicable (and no later than thirty (30) days after the Vesting Date (or such earlier vesting date in the event of a termination of employment as provided in Sections 2.2 and 2.3)), a number of Shares equal to the number of vested RSUs shall be issued to the Grantee (or, if the Grantee has died, to his or her surviving spouse or, if none, to the Grantee’s estate) free and clear of all restrictions imposed by this Agreement (except those imposed by Sections 3.3 and 7 below). For purposes of this Agreement, employment with a Subsidiary of the Company or service as a member of the Board of Directors of the Company or a Subsidiary shall be considered employment with the Company.
1.bTermination of Employment Due to Death or Disability. If the Grantee’s employment is terminated by the Company as a result of death or Disability, the unvested RSUs shall fully vest immediately as of the Date of Termination, and a number of Shares equal to the number of such vested RSUs shall be issued to the Grantee (or the Grantee’s surviving spouse or estate) in the manner and at the time provided under Section 2.1.
1.cTermination of Employment by the Company Without Cause or by the Grantee for Good Reason.
1.1.iIf the Grantee’s employment is terminated and such termination is either (i) an involuntary termination by the Company without Cause (as defined herein), and the termination does not arise as a result of the Grantee’s death or Disability, or (ii) a termination by the Grantee for Good Reason (as defined herein), the unvested RSUs shall fully vest immediately upon the Date of Termination, and a number of Shares equal to the number of such vested RSUs shall be issued to the Grantee in the manner and at the time provided under in Section 2.1.
1.1.iiFor purposes of this Agreement (except as otherwise provided in Section 2.3.4), (i) on or after a Change in Control, the term “Cause” shall have the meaning set forth in the Plan (without regard to the last sentence thereof), and (ii) prior to a Change in Control, the term “Cause” shall mean (a) the Grantee’s continued intentional failure or refusal to perform substantially the Grantee’s assigned duties (other than as a result of total or partial mental or physical incapacity); (b) the Grantee’s engagement in willful misconduct, including without limitation, fraud, embezzlement, theft or dishonesty, in the course of the Grantee’s employment with the Company; (c) the Grantee’s conviction of, or plea of guilty or nolo contendere to a felony or a crime (other than a felony) that involves moral turpitude or a breach of trust or fiduciary duty owed to the Company or any of its affiliates; (d) a material breach of the restrictive covenants applicable to the Grantee, including those set forth in this Agreement; or (e) a material breach of the Company’s Code of Conduct or another written policy of the Company applicable to the Grantee, that does, or could reasonably be expected to, result in material harm to the Company, including reputational harm.

1.1.iiiFor purposes of this Agreement (except as otherwise provided in Section 2.3.4), “Good Reason” for termination by the Grantee of the Grantee’s employment shall mean the occurrence (without the Grantee’s express written consent) of any one of the following acts by the Company:
(1)a material adverse reduction in the Grantee’s responsibilities at the Company;
(2)the required relocation of the Grantee’s employment to a primary worksite location that is more than thirty-five (35) miles from the Grantee’s primary worksite location and increases the distance between the Grantee’s home location and primary worksite location by more than thirty-five (35) miles;
(3)a reduction in the Grantee’s base salary (other than a temporary reduction in connection with a specific circumstance that is consistently applied to other similarly situated executives of the Company); or
(4)a material reduction in the Grantee’s target annual incentive compensation opportunity or target long-term incentive compensation opportunity (other than a reduction in connection with a change to the incentive compensation program of the Company that is consistently applied to other similarly situated executives of the Company).
The Grantee must give the Company notice of any event or condition that would constitute Good Reason within ninety (90) days of the initial existence of the event or condition, and upon receipt of such notice, the Company shall have thirty (30) days to remedy such event or condition. If such event or condition is not remedied within such thirty (30)-day period, any termination of employment by the Grantee for Good Reason must occur, if at all, within six (6) months of the Grantee learning of the initial existence of the condition or event in order for such termination as a result of such condition to constitute a termination for Good Reason. The Grantee’s right to terminate employment for Good Reason shall not be affected by the Grantee’s incapacity due to physical or mental illness, except for a Disability. The Grantee’s continued employment shall not constitute consent to, or a waiver of rights with respect to, any act or failure to act constituting Good Reason hereunder.
1.1.ivNotwithstanding anything contained herein to the contrary, if the Grantee has entered into an employment or similar agreement that applies prior to a Change in Control (or a term of similar meaning) or a severance or similar agreement that applies on or after a Change in Control (or a term of similar meaning) and, if such agreement defines “Good Reason,” and/or provides procedures and/or standards for determining whether Cause or Good Reason exists, such definition of Good Reason and the procedures and/or standards for determining the existence of Cause or Good Reason, as applicable, shall apply as if set forth in this Agreement; provided that, in the case of such an agreement that applies on or after a Change in Control (or a term of similar meaning) such alternative definitions and procedures and/or standards, as applicable, shall apply with respect to the applicable period under such agreement from and after a Change in Control (or a term of similar meaning). Notwithstanding anything contained herein to the contrary, nothing herein shall limit the right to de novo review of certain determinations as provided in Section 3.5 of the Plan.
1.dTermination of Employment for Other Reasons. If the Grantee’s employment is terminated by the Company or by the Grantee prior to the Vesting Date for any reason other than as set forth in Sections 2.2 and 2.3, the outstanding unvested RSUs shall immediately be forfeited as of the Date of Termination.
1.eNontransferability. The RSUs may not be sold, assigned, transferred, pledged, or otherwise encumbered prior to the date the Grantee becomes vested in the RSUs and the Shares are issued.
1.fSection 409A Compliance. To the extent applicable, this Agreement shall at all times be interpreted and operated in compliance with the requirements of Section 409A of the Code and the standards, regulations or other guidance promulgated thereunder (“Section 409A”). Any action that may be taken (and, to the extent possible, any action actually taken) by the Company shall not be taken (or shall be void and without effect), if such action violates the requirements of Section 409A. Any provision in this Agreement that is determined to violate the requirements of Section 409A shall be void and without effect. In addition, any provision that is required to appear in this Agreement in accordance with Section 409A that is not expressly set forth herein shall be deemed to be set forth herein, and the Agreement shall be administered in all respects as if such provision were expressly set forth. To the extent required under the provisions of Section 409A to avoid the imposition of additional income and other taxes, the provisions of Section 11.2(b) of the Plan shall apply to the RSUs. For purposes of this Agreement, termination of employment shall be construed consistent with the meaning of a separation from service within the meaning of Section 409A and to the extent required under the provisions of Section 409A to avoid the imposition of additional income and other taxes, the Date of Termination as used for purposes of the settlement of any vested RSUs shall not occur prior to the Grantee’s separation from service.
3.Rights as a Shareholder; Dividends; Change in Capitalization; Deferral Rights
1.aThe Grantee shall have no rights as a shareholder until such date as the Shares are delivered in settlement of vested RSUs; provided, however, that following the Date of Grant of the RSUs through the date that is the earlier of (i) the date that the RSUs are vested and Shares in settlement thereof are transferred to the Grantee pursuant to Section 2.1 or (ii) the date that the RSUs are forfeited, the Grantee shall be credited with dividend equivalents with respect to ordinary cash dividends (other than an extraordinary dividend for which an adjustment is made pursuant to Section 4.3(b) of the Plan) declared on the Shares represented by the RSU, which dividend equivalents shall vest or be forfeited on the same basis as applies to the underlying RSUs. Within thirty (30) days after a Vesting Date (or such earlier date on which the RSUs vest in accordance with the terms of this Agreement), the Grantee shall be paid in cash the dividend equivalents with respect to the vested RSUs to which the dividend equivalents relate, less applicable withholdings.
1.bIn the event of a change in capitalization, the Committee shall make appropriate adjustments in accordance with Section 4.3 of the Plan to reflect the change in capitalization; provided that any such additional Shares or additional or different shares or securities reflected in any such adjustment shall remain subject to the restrictions in this Agreement.
1.cThe Grantee represents and warrants that the Grantee is acquiring the Shares under this Agreement for investment purposes only, and not with a view to distribution thereof. The Grantee is aware that the Shares may not be registered under the federal or any state securities laws and that for that reason, in addition to the other restrictions on the Shares, they will not be able to be transferred unless an exemption from registration is available or the Shares are registered. By making this award of RSUs, the Company is not undertaking any obligation to register the RSUs under the federal or any state securities laws.
1.dTo the extent the Grantee makes a valid and timely deferral election with respect to the Shares deliverable upon vesting of the RSUs consistent with Section 11.1 of the Plan, the terms of such election and any applicable deferred compensation plan shall govern the delivery of the Shares and accrued dividend equivalents in respect of vested RSUs subject to such election.
4.No Right to Continued Employment
Nothing in this Agreement or the Plan shall be interpreted or construed to confer upon the Grantee any right with respect to continuance of employment by the Company, nor shall this Agreement or the Plan interfere in any way with the right of the Company to terminate the Grantee’s employment at any time. The Grantee is employed by the Company “at will,” which means that either the Grantee or the Company may terminate the Grantee’s employment at any time, for any reason.
5.Taxes and Withholding
The Grantee shall be responsible for all federal, state, and local income taxes payable with respect to this award of RSUs and any dividends or dividend equivalents paid on such RSUs. The Company and the Grantee agree to report the value of the RSUs and any dividends or dividend equivalents in respect thereof in a consistent manner for federal income tax purposes. The Company shall have the right to retain and withhold from any payment of Shares (for the minimum required withholdings or such other amounts as will not result in adverse accounting treatment to the Company) or cash the amount of taxes required by any government to be withheld or otherwise deducted and paid with respect to such payment. At its discretion, the Company may require the Grantee to reimburse the Company for any such taxes required to be withheld and may withhold any distribution in whole or in part until the Company is so reimbursed. In lieu thereof, the Company shall have the right to withhold from any other cash amounts due to the Grantee an amount equal to such taxes required to be withheld or to withhold and cancel (for the minimum required withholdings or such other amounts as will not result in adverse accounting treatment to the Company) (in whole or in part) a number of Shares having a Fair Market Value not less than the amount of such taxes.
6.The Grantee Bound by the Plan
The Grantee hereby acknowledges receipt of a copy of the Plan and the prospectus for the Plan, and agrees to be bound by all the terms and provisions thereof.

7.Restrictive Covenants
1.aIn consideration for the grant of the RSUs, continued employment with the Company, and other good and valuable consideration, the Grantee agrees to the following:
(1)During the Grantee’s employment with the Company or any Subsidiary and for a one (1)-year period after the Date of Termination, the Grantee will not directly or indirectly, individually, or on behalf of any Person other than the Company or a Subsidiary:
(a)solicit any Customers for the purpose of providing services identical to or reasonably substitutable for the Company’s Business;
(b)solicit or induce, or in any manner attempt to solicit or induce, any Person employed by or providing services to the Company or any Subsidiary (as of the date of such solicitation or during the six (6) months prior thereto) to leave such employment or service, whether or not such employment or service is pursuant to a written contract with the Company or any Subsidiary or is at will; or
(c)knowingly or intentionally damage or destroy the goodwill and esteem of the Company, any Subsidiary, the Company’s Business or the Company’s or any Subsidiary’s suppliers, employees, patrons, customers, and others who may at any time have or have had relations with the Company or any Subsidiary.
(2)During the Grantee’s employment with the Company or any Subsidiary and at all times thereafter, the Grantee will not disclose or use Confidential Information, except as necessary to carry out Grantee’s duties as an employee of the Company or any Subsidiary.
(3)Upon termination or expiration of the Grantee’s employment with the Company for any reason whatsoever or at any time, the Grantee will upon request by the Company deliver promptly to the Company all materials (including electronically stored materials), documents, plans, records, notes, or other papers, and any copies in the Grantee’s possession or control, relating in any way to the Company’s Business, which at all times shall be the property of the Company.
1.bFor purposes of this Agreement, the following terms shall have the meanings specified below:
(1)“Company’s Business” means the business of operating a commercial or retail bank, savings association, mutual thrift, credit union, trust company, securities brokerage, wealth management, insurance agency, or equipment financing business.
(2)“Confidential Information” means information, without regard to form, relating to the Company’s or any Subsidiary’s customers, operation, finances, and business that has value to the Company or any Subsidiary, that is not generally known to competitors of the Company or a Subsidiary, and that the Grantee became aware of due to Grantee’s employment with the Company.

Confidential Information includes, but is not limited to, technical or nontechnical data (including personnel data), formulas, patterns, compilations (including compilations of customer information), programs, devices, methods, techniques, processes, financial data, or lists of actual or potential customers (including identifying information about customers), whether or not in writing. Confidential Information includes information disclosed to the Company or any Subsidiary by third parties that the Company or any Subsidiary is obligated to maintain as confidential. Confidential Information subject to this Agreement may include information that is not a trade secret under applicable law.
(3)“Customers” means all Persons that (i) the Grantee serviced or solicited on behalf of the Company or any Subsidiary during the twenty-four (24) months prior to the Date of Termination, (ii) whose dealings with the Company or any Subsidiary were coordinated or supervised, in whole or in part, by the Grantee during the twenty-four (24) months prior to the Date of Termination, or (iii) about whom the Grantee obtained Confidential Information during the twenty-four (24) months prior to the Date of Termination, as a result of the Grantee’s association with the Company.
(4)“Date of Termination” means the date upon which the Grantee’s employment with the Company or any Subsidiary ceases for any reason.
(5)“Person” means any individual, corporation, bank, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, or other entity.
1.cIf the Grantee violates the restrictive covenants set forth in Section 7.1, then the Company shall be entitled to all remedies available in law or equity. In addition (and without limiting the foregoing), if the Grantee violates the restrictive covenants set forth in Section 7.1, the Committee shall, notwithstanding any other provision in this Agreement to the contrary, (i) cancel the outstanding RSUs that are not yet vested or with respect to which Shares have not yet been issued to the Grantee, and (ii) require the Grantee to return to the Company any Shares issued to the Grantee pursuant to vesting of the RSUs (or to pay to the Company the greater of the then-current value of any such Shares or the value of the shares as of the applicable Vesting Date) that occurred (or will occur) during the period six (6) months prior to and one (1) year after the Date of Termination.
1.dThe Grantee acknowledges and agrees that the provisions of Section 7.1 are reasonable as to time, scope and territory given the Company’s need to protect its and its Subsidiaries’ Confidential Information and its and their relationships and goodwill with its and their customers, suppliers, employees, and contractors, all of which have been developed at great time and expense to the Company. The Grantee represents that the Grantee has the skills and abilities to obtain alternative employment after the Date of Termination that would not violate the covenants in Section 7.1 and that these covenants do not pose an undue hardship on the Grantee. The Grantee further acknowledges that the Grantee’s breach of any of the covenants in Section 7.1 would likely cause irreparable injury to the Company, and therefore entitles the Company to injunctive relief, in addition to any other remedies available in law or equity.
1.eThe Defend Trade Secrets Act (18 U.S.C. § 1833(b)) states: “An individual shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that (A) is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.” Accordingly, Grantee shall have the right to disclose in confidence trade secrets to federal, state, and local government officials, or to an attorney, for the sole purpose of reporting or investigating a suspected violation of law. Grantee shall also have the right to disclose trade secrets in a document filed in a lawsuit or other proceeding, but only if the filing is made under seal and protected from public disclosure. Nothing in this Agreement is intended to conflict with 18 U.S.C. § 1833(b) or create liability for disclosures of trade secrets that are expressly allowed by 18 U.S.C. § 1833(b). In addition, nothing in this Agreement shall impair the Grantee’s right under the whistleblower provisions of any applicable federal law or regulation or, for the avoidance of doubt, limit the Grantee’s right to receive an award for the information provided to any government authority under such law or regulation.
8.    Modification of Agreement; Severability
If any provision of this Agreement is held by a court of competent jurisdiction to be overly broad or unenforceable for any reason, the parties authorize such court to modify and enforce such provision to the extent the court deems reasonable. If any provision of this Agreement is found by a court to be overbroad or otherwise unenforceable and not capable of modification, it shall be severed and the remaining covenants and clauses enforced in accordance with the tenor of this Agreement. The parties may modify, amend, suspend, or terminate this Agreement or may waive any terms or conditions of this Agreement but only by a written instrument executed by the parties hereto.
9.    Governing Law and Forum
The validity, interpretation, construction, and performance of this Agreement shall be governed by the laws of the state of Georgia without giving effect to the conflicts of laws principles thereof. The parties agree that they will not file any action arising out of or relating in any way to this Agreement other than in the United States District Court for the Northern District of Georgia or the Superior Court of Union County, Georgia. The parties consent to personal jurisdiction and venue solely within these forums and waive all possible objections thereto.
10.    Successors in Interest
This Agreement shall inure to the benefit of, and be binding upon, the Company and its successors and assigns, whether by merger, consolidation, reorganization, sale of assets, or otherwise. This Agreement shall inure to the benefit of the Grantee’s legal representatives. All obligations imposed upon the Grantee and all rights granted to the Company under this Agreement shall be final, binding, and conclusive upon the Grantee’s heirs, executors, administrators, and successors.
11.    Entire Agreement
This Agreement and the Plan contain the entire agreement and understanding of the parties hereto with respect to the subject matter contained herein and supersede all prior communications, representations, and negotiations in respect thereto.

Wherever appropriate in this Agreement, personal pronouns shall be deemed to include the other genders and the singular to include the plural. Wherever used in this Agreement, the term “including” means “including, without limitation.”
12.    Resolution of Disputes
Any dispute or disagreement which may arise under, or as a result of, or in any way relate to, the interpretation, construction, or application of this Agreement and the Plan shall be determined by the Committee. Except as otherwise provided in Section 3.5 of the Plan with respect to certain determinations following a Change in Control, any determination made by the Committee shall be final, binding, and conclusive on the Grantee and the Company and their successors, assigns, heirs, executors, administrators, and legal representatives for all purposes.
[EXECUTION PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.
UNITED COMMUNITY BANKS, INC.
By:
Name:
Title:
By accepting this Agreement, the Grantee hereby accepts the RSU grant subject to all its terms and provisions and agrees to be bound by the terms and provisions of this Agreement, including Section 7, and the Plan. Except as otherwise provided under Section 3.5 of the Plan with respect to certain determinations following a Change in Control, the Grantee hereby agrees to accept as binding, conclusive, and final all decisions or interpretations of the Board of Directors of the Company, or the Talent and Compensation Committee or other Committee responsible for the administration of the Plan, upon any questions arising under the Plan.
By accepting this Agreement, the Grantee hereby acknowledges that notwithstanding any other provision herein, and in addition to other restrictions stated herein, any award, or any payment related thereto paid to the Grantee, shall be limited to the extent required by the federal or state regulatory agency having authority over the Company. The Grantee agrees that compliance by the Company with such regulatory restrictions, even to the extent that payments are limited, shall not be a breach of this Agreement by the Company.
By accepting this Agreement, the Grantee hereby consents to the holding and processing of personal data provided by the Grantee to the Company for all purposes necessary for the operation of the Plan. These include, but are not limited to:
(1)administering and maintaining Plan records;
(2)providing information to any registrars, brokers, or third-party administrators of the Plan; and
(3)providing information to future purchasers of the Company or the business in which the Grantee works.
GRANTEE
Signature:
Name:
Date: